Evoqua Water Technologies Reports Fourth Quarter and Full Year 2018 Results
Fourth Quarter 2018 Financial Highlights Versus Prior Year Period:

•	Consolidated revenues of $366.3 million, up 2.7%

•	Net loss of $3.1 million, down 123.8%

•	Adjusted EBITDA of $61.2 million, down 14.3%

Full Year 2018 Financial Highlights Year-Over-Year:

•	Consolidated revenues of $1.34 billion, up 7.4%

•	Net income of $7.9 million, up 23.4%

•	Adjusted EBITDA of $216.9 million, up 4.4%

Pittsburgh, PA - November 27, 2018 -- Evoqua Water Technologies Corp. (NYSE:AQUA) today reported results for its fourth quarter and fiscal year ended September 30, 2018.
Revenues for the fourth quarter of fiscal 2018 were $366.3 million, an increase of $9.8 million or 2.7% from $356.5 million in the prior year period. For the full year fiscal 2018, revenues were $1.34 billion compared to $1.25 billion, an increase of $92.1 million or 7.4%. Revenue growth for the fourth quarter and full year was led by an increase in the Industrial segment related to capital projects in the power market, remediation projects and service revenues from recently acquired businesses.
Net loss for the fourth quarter of fiscal 2018 was $3.1 million, a decline of $(16.1) million from the prior year period, resulting in diluted (loss) earnings per share (“EPS”) of $(0.03) compared to $0.10 in the prior year period. For the full year fiscal 2018, net income was $7.9 million, an increase of $1.5 million year-over-year, resulting in diluted EPS of $0.05 compared to $0.02 in fiscal 2017. Net loss for the fourth quarter includes $0.8 million of non-cash foreign currency loss from intra-company loans, versus a prior year fourth quarter non-cash foreign currency gain of $5.7 million. Net income for the full year fiscal 2018 includes $5.9 million of non-cash foreign currency loss from intra-company loans versus a prior year non-cash foreign currency gain of $7.8 million.
Adjusted EBITDA was $61.2 million in the fourth quarter of fiscal 2018, a decrease of $(10.2) million or 14.3% from the prior year period. For the full year fiscal 2018, Adjusted EBITDA was $216.9 million, an increase of $9.2 million or 4.4% from the prior year. The improvement in Adjusted EBITDA for the fiscal year was driven by the overall increase in revenues and related profit.
“We experienced challenges primarily in the Product Segment’s Aquatics business and Municipal Segment, offsetting continued strength in the Industrial Segment,” said Ron Keating, Evoqua’s CEO. “The overall results, while clearly disappointing, were primarily impacted by isolated items related to an acquisition ERP system integration, supply chain disruptions influenced by tariffs, and an extended delay on a large aquatics project. We continue to have strong confidence in the business and we look to continue to build on our market leading position. We are taking the appropriate actions to improve our performance and we are pleased that Neptune Benson was migrated onto our ERP system in November.”
Ron Keating continued, “We will continue to execute our strategy into fiscal 2019, but with an increased focus on profitable growth, operational excellence, cost management and free cash flow generation. Our efforts to improve cash flow are expected to come from working capital management, managing growth capital expenditures to the highest return investments, and focusing M&A activity on smaller tuck in transactions. We were pleased to see strong cash flow in the fourth quarter. Additionally, we have incorporated a free cash flow metric into management’s 2019 incentive compensation program. To mitigate the risk of rising interest rates, in November we entered into an interest rate hedge arrangement representing approximately $600 million of our total outstanding debt.”
“Our planned two-segment restructuring is progressing, and allows divisions with similar business models to be aligned and in some instances combined. By aligning the complementary go-to-market strategies, we expect to improve technology deployment and provide more comprehensive customer solutions while lowering our cost structure. We expect to incur $17 million to $22 million of restructuring charges over the next two fiscal years and expect to benefit from cost savings of $15 million to $20 million on an annualized basis upon the conclusion of the restructuring actions.”

Fourth Quarter Segment Results
For fiscal 2018, the Company had three reportable segments - Industrial, Municipal and Products. The results of our segments for the fourth quarter are as follows:
Industrial
The Industrial segment combines equipment and services to improve operational reliability and environmental compliance for heavy and light industry, commercial and institutional markets. Their customers span industries including hydrocarbon processing, chemical processing, power, food and beverage, life sciences, health services and microelectronics.
Revenues in the Industrial segment increased $16.8 million, or 9.2%, to $199.3 million in the fourth quarter of fiscal 2018 as compared to $182.5 million in the same period in the prior year -

•	Capital revenues increased $7.3 million, primarily in the power market and with remediation projects.

•	Service revenues increased $9.5 million, largely due to the revenues contributed from the acquisition of ProAct.
Operating profit in the Industrial segment was flat at $35.5 million in the fourth quarter of fiscal 2018 as compared to the same period of the prior year -

•	Revenue volume drove a $7.4 million increase in profit, net of product mix, as well as price realization and contributions from acquisitions.

•	Higher commodity, freight and other operating costs reduced profitability by $(6.2) million.

•	Profitability was also offset by $(1.1) million related to higher depreciation and amortization, primarily driven by acquisitions.
Adjusted EBITDA increased $1.1 million, or 2.3%, to $48.5 million in the fourth quarter of fiscal 2018 as compared to $47.4 million in the same period in the prior year. The increase in Adjusted EBITDA resulted from the same factors which impacted operating profit, other than the change in depreciation and amortization.
Municipal
The Municipal segment helps engineers and municipalities meet new demands for plant performance through market-leading equipment, solutions and services backed by trusted brands and over 100 years of applications experience. The segment’s customers include waste water and drinking water collection and distribution systems and utility operators. The segment’s services include odor and corrosion control services.
Municipal revenues decreased by $(2.2) million, or 2.8%, to $77.5 million in the fourth quarter of fiscal 2018, as compared to $79.7 million for the comparable period in the prior year -

•	Project revenues decreased $(4.5) million and aftermarket revenues remained flat period over period.

•	Service revenue grew by $2.3 million.
Operating profit in the Municipal segment decreased $(4.5) million, or 34.4%, to $8.6 million for the fourth quarter of fiscal 2018 from $13.1 million for the same period in the prior year -

•	Improvements in profitability related to revenue mix and price actions of $1.5 million partially offset the negative impacts of higher commodity, freight and other operating costs of $(5.6) million.

•
Other impacts to profitability included additional $0.2 million costs associated with the sale of land at our Windsor, Australia location as well as a charge of $0.2 million for restructuring and realignment costs incurred during the period that were discrete to the Municipal segment.

Adjusted EBITDA decreased $(2.4) million, or 15.9%, to $12.7 million in the fourth quarter of fiscal 2018 as compared to $15.1 million in the same prior year period. Adjusted EBITDA performance was driven by the same factors which impacted operating profit, other than the change from depreciation and amortization, and also excludes $1.9 million of costs related to the settlement of a legacy warranty claim, $0.2 million of expenses associated with the sale of land at our Windsor, Australia location as well as a charge of $0.2 million for restructuring and realignment costs incurred during the period that was discrete to the Municipal segment. There were no comparable charges incurred in the same period of the prior year that would impact Adjusted EBITDA for the Municipal segment.

Products
The Products segment has distinct business operating units, each built on well-known brands and technologies that are sold globally through multiple sales and aftermarket channels. Additionally, the Products segment also offers industrial, municipal and commercial users improved operational reliability and environmental compliance. The segment’s customers include original equipment manufacturers, regional and global distributors, engineering, procurement and contracting customers, and end users in the industrial, municipal and commercial industries.
Products revenues decreased $(4.8) million, or 5.1%, to $89.5 million in the fourth quarter of fiscal 2018 from $94.3 million in the comparable period of the prior year -

•	Sales growth of $1.7 million in all other Products segment businesses was offset by the negative impacts of decreased volume of $(6.2) million associated with the aquatics and disinfection business.

•	The foreign currency impact was negative $(0.3) million, primarily related to transactions denominated in euro and pound sterling.
Operating profit in the Products segment decreased $(13.6) million, or 65.7%, to $7.1 million in the fourth quarter of fiscal 2018 as compared to $20.7 million in the same prior year period -

•
Profitability was impacted by $(9.4) million related to supply chain disruptions and system integration issues in the aquatics business, including $2.6 million of expense related to disposal of inventory as part of the migration of an operational business unit to a new enterprise resource planning (“ERP”) system. Overall, the decreased aquatics volume and cost impacts offset operating profit improvements related to the other Products segment businesses.

•
Other charges in the period included $2.3 million related to warranty provision for the remediation of a manufacturing defect caused by a third party vendor, $0.4 million related to costs associated with a terminated business venture, and $0.2 million for restructuring and realignment costs incurred during the period that are discrete to the Products segment.

•	Profitability was also impacted by $1.3 million of increased depreciation and amortization, mainly related to increased amortization associated with acquisitions.
Adjusted EBITDA decreased $(7.4) million, or 31.1%, to $16.4 million in the fourth quarter of fiscal 2018 as compared to $23.8 million in the same prior year period. The decrease in Adjusted EBITDA resulted from the same factors which impacted operating profit, other than the change in depreciation and amortization, and also excludes $2.6 million of expense incurred related to disposal of inventory as part of the migration of an operational business unit to a new ERP system, a $2.3 million charge related to remediation of a manufacturing defect caused by a third party vendor, $0.4 million related to costs associated with a terminated business venture, as well as a charge of $0.2 million for restructuring and realignment costs incurred during the period that was discrete to the Products segment. There were no comparable charges incurred in the same period of the prior year that would impact Adjusted EBITDA for the Products segment.

Full Year 2018 Segment Results
The results of our segments for the fiscal year ended September 30, 2018 are as follows:
Industrial
Revenues in the Industrial Segment increased $84.7 million, or 13.2%, to $728.1 million in the fiscal year ended September 30, 2018 from $643.4 million in the prior year -

•	Capital revenues increased $37.9 million, excluding acquisitions, primarily in the power market and with remediation projects.

•	Service revenues increased $8.5 million, excluding acquisitions. Revenues were primarily in the power, hydrocarbon processing and chemical processing markets.

•	Acquisitions contributed $38.3 million of revenue from the additions of Pure Water, Noble, ADI, ProAct and Isotope.
Operating profit in the Industrial Segment increased $10.9 million, or 9.9%, to $120.9 million in the fiscal year ended September 30, 2018 from $110.0 million in the prior year -

•	Revenue volume and price realization drove a $6.2 million increase in profit, net of product mix and inflation.

•	Overall lower employment costs, including variable compensation, favorably impacted operating profit by $3.6 million.

•	Acquisitions contributed $5.6 million of operating profit.

•
Based on the positive performance of the Noble and ADI acquisitions, the Company recognized an additional charge of $2.6 million related to the full achievement of earn-out targets established during the respective acquisitions.

•	Profitability was also offset by $1.9 million related to higher depreciation and amortization driven by capital investment in service assets and the acquisitions mentioned above.
Adjusted EBITDA increased $19.3 million, or 12.9%, to $168.7 million in the fiscal year ended September 30, 2018 as compared to $149.4 million in the prior year. The increase in Adjusted EBITDA resulted from the same factors which impacted operating profit, other than the change in depreciation and amortization, and also excludes the charge of $2.6 million related to the achievement of earn-out targets associated with the Noble and ADI acquisitions that was discrete to the Industrial segment. There were no comparable charges incurred in the same period of the prior year that would impact Adjusted EBITDA for the Industrial segment.
Municipal
Revenues in the Municipal Segment decreased $(6.4) million, or 2.3%, to $272.2 million in the fiscal year ended September 30, 2018 from $278.6 million in the prior year -

•	Project revenues decreased $(4.9) million and aftermarket revenues declined by $(5.0) million as compared to the prior year.

•	Service revenue grew by $4.4 million.

•	The disposition of our Italian operations in April 2018 contributed to lower revenue of $(1.0) million.
Operating profit in the Municipal Segment decreased $(2.5) million, or 6.8%, to $34.1 million in the fiscal year ended September 30, 2018 from $36.6 million in the prior year -

•	Operating profit increased by $3.1 million as a result of lower employment costs and operational efficiencies and lower depreciation expense of $1.1 million

•	The sale of land at our Windsor, Australia location provided a gain of $6.8 million.

•
Favorable profitability was offset by $(11.7) million of negative impact related to the mix of capital and service revenues as compared to higher margin aftermarket revenues, as well as the impact of higher commodity, freight and other operating costs.

•	The settlement of a legacy legal matter also required additional warranty cost of $(1.9) million.
Adjusted EBITDA decreased $(7.5) million, or 16.7%, to $37.3 million in the fiscal year ended September 30, 2018 as compared to $44.8 million in the prior year. Adjusted EBITDA performance was driven by the same factors which impacted operating profit, other than the change from depreciation and amortization, and also excludes the $6.8 million gain on sale of land at our Windsor, Australia location, $1.9 million of warranty cost related to the settlement of a legacy legal matter as well as a charge of $1.1 million for restructuring and realignment costs incurred during the period that was discrete to the Municipal segment. There were no comparable charges incurred in the same period of the prior year that would impact Adjusted EBITDA for the Municipal segment.
Products
Revenues in the Products Segment increased $13.8 million, or 4.2%, to $339.2 million in the fiscal year ended September 30, 2018 from $325.4 million in the prior year -

•	Growth of $24.5 million in revenues across the segment, comprised of contributions from four of the five divisions in the Products Segment.

•	Acquisitions contributed $5.8 million from the additions of Olson and Pacific Ozone.

•	The positive impact of foreign currency was $5.1 million, primarily related to transactions denominated in euro and pound sterling.

•
These positive revenue factors were offset by a decline in revenues in the aquatics and disinfection business of $20.0 million, partially due to delays in large aquatic projects, supply chain disruption influenced by tariffs, and the impact of an acquisition ERP system integration, as well as $1.6 million due to a business line divested in the prior year.

Operating profit in the Products Segment decreased $(10.5) million or 15.9%, to $55.4 million in the fiscal year ended September 30, 2018 from $65.9 million in the prior year -

•	Overall volume and mix of product offerings accounted for $11.3 million of the decline year over year, primarily in the aquatics and disinfection business.

•
Other charges in the year included $2.6 million of expenses incurred related to disposal of inventory as part of the migration of an operational business unit to a new ERP system, $3.9 million related to warranty provision and other costs associated with the remediation of a manufacturing defect caused by a third party vendor, $0.4 million related to costs associated with a terminated business venture, and $0.5 million for restructuring and realignment costs incurred during the period that are discrete to the Products segment.

•
The decline in profitability was partly offset by $2.2 million of lower employment costs, including variable compensation, $5.4 million from other operational efficiencies, and $0.4 million of favorable impact of foreign currency exchange.

•	Acquisitions contributed $0.5 million of profit, offset by $0.3 million of increased depreciation and amortization.
Adjusted EBITDA decreased $1.5 million, or 1.9%, to $75.9 million in the fiscal year ended September 30, 2018 as compared to $77.4 million in the prior year. The decrease in Adjusted EBITDA resulted from the same factors which impacted operating profit, other than the change in depreciation and amortization, and also excludes $2.6 million of expenses incurred related to disposal of inventory as part of the migration of an operational business unit to a new ERP system, $3.9 million related to warranty provision and other costs associated with the remediation of a manufacturing defect caused by a third party vendor, $0.4 million related to costs associated with a terminated business venture, and $0.5 million for restructuring and realignment costs incurred during the period that are discrete to the Products segment. There were no comparable charges incurred in the same period of the prior year that would impact Adjusted EBITDA for the Products segment.
Fourth Quarter and Full Year 2018 Earnings Call and Webcast
The Company will hold its fourth quarter full year 2018 earnings conference call Tuesday, November 27, at 10:00 a.m. E.T. The live audio webcast and presentation slides for the call will be accessible via Evoqua’s Investor Relations website, http://aqua.evoqua.com/. The link to the webcast replay as well as the presentation slides will also be posted on Evoqua’s Investor Relations website.
About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission critical water treatment solutions, offering services, systems and technologies to support its customers’ full water lifecycle needs. Evoqua Water Technologies has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, Evoqua operates 167 locations in nine countries and, with over 200,000 installations and 87 service branches, holds leading positions in the North American industrial, commercial and municipal water treatment markets, serving more than 38,000 customers worldwide.

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended September 30,		Year Ended September 30,
	2018	2017	2018	2017
Revenue from product sales and services	$366,326	$356,508	$1,339,541	$1,247,424
Cost of product sales and services	(259,976)	(233,585)	(934,808)	(847,673)
Gross Profit	106,350	122,923	404,733	399,751
General and administrative expense	(53,049)	(49,083)	(193,816)	(169,617)
Sales and marketing expense	(33,550)	(33,712)	(136,009)	(142,441)
Research and development expense	(3,521)	(4,306)	(15,877)	(19,990)
Total operating expenses	(90,120)	(87,101)	(345,702)	(332,048)
Other operating income (expense), net	141	520	7,815	1,501
Interest expense	(17,157)	(16,260)	(57,580)	(55,377)
(Loss) income before income taxes	(786)	20,082	9,266	13,827
Income tax (expense) benefit	(2,342)	(7,122)	(1,382)	(7,417)
Net (loss) income	(3,128)	12,960	7,884	6,410
Net income attributable to non‑controlling interest	322	1,899	1,749	4,247
Net (loss) income attributable to Evoqua Water Technologies Corp.	$(3,450)	$11,061	$6,135	$2,163
Basic (loss) earnings per common share	$(0.03)	$0.11	$0.05	$0.02
Diluted (loss) earnings per common share	$(0.03)	$0.10	$0.05	$0.02

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	September 30, 2018	September 30, 2017
ASSETS
Current assets	$565,560	$512,240
Cash and cash equivalents	82,365	59,254
Receivables, net	254,756	245,248
Inventories, net	134,988	120,047
Cost and earnings in excess of billings on uncompleted contracts	69,147	66,814
Other current assets	24,304	20,877
Property, plant, and equipment, net	320,023	280,043
Goodwill	411,346	321,913
Intangible assets, net	340,408	333,746
Other non-current assets	26,280	25,367
Total assets	$1,663,617	$1,473,309
LIABILITIES AND EQUITY
Current liabilities	$284,719	$291,899
Accounts payable	141,140	114,932
Current portion of debt	11,555	11,325
Billings in excess of costs incurred	17,652	27,124
Accrued expenses and other liabilities	97,672	121,923
Other current liabilities	16,700	16,595
Non‑current liabilities	1,016,882	964,835
Long‑term debt	928,075	878,524
Other non-current liabilities	88,807	86,311
Total liabilities	1,301,601	1,256,734
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 115,016 shares, outstanding 114,006 shares at September 30, 2018; issued 105,359 shares, outstanding 104,949 shares at September 30, 2017	1,145	1,054
Treasury stock: 1,010 shares at September 30, 2018 and 410 shares at September 30, 2017	(2,837)	(2,607)
Additional paid‑in capital	533,435	388,986
Retained deficit	(163,871)	(170,006)
Accumulated other comprehensive loss, net of tax	(9,017)	(5,989)
Total Evoqua Water Technologies Corp. equity	358,855	211,438
Non‑controlling interest	3,161	5,137
Total shareholders’ equity	362,016	216,575
Total liabilities and shareholders’ equity	$1,663,617	$1,473,309

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS
(In thousands)

	Year Ended September 30,
	2018	2017
Operating activities
Net income	$7,884	$6,410
Reconciliation of net income to cash flows from operating activities:
Depreciation and amortization	85,860	77,886
Amortization of deferred financing costs (includes $5,575 and $3,094 write off of deferred financing fees)	8,073	8,511
Deferred income taxes	(6,232)	1,273
Share-based compensation	15,742	2,251
(Gain) loss on sale of property, plant and equipment	(6,750)	1,230
Foreign currency losses (gains) on intracompany loans	5,766	(5,625)
Changes in assets and liabilities
Accounts receivable	(3,139)	(44,047)
Inventories	(12,051)	(5,948)
Cost and earnings in excess of billings on uncompleted contracts	(3,544)	(17,296)
Prepaids and other current assets	(3,773)	(2,971)
Accounts payable	24,945	4,707
Accrued expenses and other liabilities	(22,851)	(2,243)
Billings in excess of costs incurred	(9,254)	1,301
Income taxes	2,777	6,656
Other non‑current assets and liabilities	(2,436)	(3,593)
Net cash provided by operating activities	81,017	28,502
Investing activities
Purchase of property, plant and equipment	(80,713)	(57,775)
Purchase of intangibles	(1,950)	(4,914)
Proceeds from sale of property, plant and equipment	21,641	5,422
Proceeds from sale of business	430	—
Acquisitions, net of cash received of $27 and $209	(146,443)	(77,628)
Net cash used in investing activities	(207,035)	(134,895)
Financing activities
Issuance of debt, net of deferred issuance costs	155,270	415,602
Borrowings under credit facility	129,000	131,000
Repayment of debt	(242,470)	(423,418)
Repayment of capital lease obligation	(10,474)	(7,962)
Payment of earn-out related to previous acquisitions	(5,528)	—
Proceeds from issuance of common stock	137,605	5,521
Taxes paid related to net share settlements of share-based compensation awards	(8,807)	—
Stock repurchases	(230)	(1,474)
Distribution to non‑controlling interest	(3,725)	(4,750)
Net cash provided by financing activities	150,641	114,519
Effect of exchange rate changes on cash	(1,512)	766
Change in cash and cash equivalents	23,111	8,892
Cash and cash equivalents
Beginning of period	59,254	50,362
End of period	$82,365	$59,254

Adjusted EBITDA
We use the non-GAAP financial measure “Adjusted EBITDA” in evaluating our past performance and future prospects. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, purchase accounting adjustment costs, non-cash stock based compensation, sponsor fees, transaction costs and other gains, losses and expenses.
Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA, which is not a recognized financial measure under GAAP, because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Adjusted EBITDA to supplement GAAP measures of performance as follows:

•
to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;

•	in our management incentive compensation which is based in part on components of Adjusted EBITDA;

•	in certain calculations under our senior secured credit facilities, which use components of Adjusted EBITDA.

•	to evaluate the effectiveness of our business strategies;

•	to make budgeting decisions; and

•	to compare our performance against that of other peer companies using similar measures.
In addition to the above, our chief operating decision maker uses EBITDA and Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. EBITDA and Adjusted EBITDA of the reportable segments does not include certain charges that are presented within Corporate activities. These charges include certain restructuring and other business transformation charges that have been incurred to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs, integration costs and recognition of backlog intangible assets recorded in purchase accounting) and stock-based compensation charges.
You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

The following is a reconciliation of our Net income to Adjusted EBITDA (unaudited, amounts in millions):

	Three Months Ended September 30,		Year Ended September 30,
(in millions)	2018	2017	2018	2017
Net (loss) income	$(3.1)	$13.0	$7.9	$6.4
Interest expense	17.1	16.3	57.5	55.4
Income tax expense	2.4	7.1	1.4	7.4
Operating profit	16.4	36.4	66.8	69.2
Depreciation and amortization	24.0	22.1	85.9	77.9
EBITDA	40.4	58.5	152.7	147.1
Restructuring and related business transformation costs (a)	9.1	14.9	34.4	51.3
Purchase accounting adjustment costs (b)	—	—	—	0.2
Share-based compensation (c)	4.5	0.6	15.8	2.3
Sponsor fees (d)	—	1.2	0.3	4.2
Transaction costs (e)	1.6	1.6	7.6	7.3
Other gains, losses and expenses (f)	5.6	(5.4)	6.1	(4.7)
Adjusted EBITDA	$61.2	$71.4	$216.9	$207.7
_______________________

(a)	Represents:

(i)
costs and expenses in connection with various restructuring initiatives since our acquisition, through our wholly-owned entities, EWT Holdings II Corp. and EWT Holdings III Corp., of all of the outstanding shares of Siemens Water Technologies, a group of legal entity business formerly owned by Siemens Aktiengesellschaft, on January 15, 2014 (the “AEA Acquisition”), including severance costs, relocation costs, recruiting expenses, write‑offs of inventory and fixed assets and third‑party consultant costs to assist with these initiatives. This includes:

(A)
$0.9 million in the three months ended September 30, 2017; $0.3 million and $20.1 million in fiscal 2018 and fiscal 2017, respectively, related to our voluntary separation plan pursuant to which approximately 220 employees accepted separation packages; and

(B)
$1.9 million in the three months ended September 30, 2018, primarily reflected as components of Cost of product sales and services (“Cost of sales”) ($0.6 million), Sales and marketing expense (“S&M expense”) ($0.2 million) and General and administrative expenses (“G&A expense”) ($0.9 million); and $6.7 million in the three months ended September 30, 2017, primarily reflected as components of Cost of sales ($4.8 million), S&M expense ($0.6 million) and G&A expense ($1.3 million). $9.0 million in fiscal 2018 primarily reflected as components of Cost of sales ($2.8 million), Research and development expenses (“R&D expense”) ($0.6 million), S&M expense ($0.7 million) and G&A expense ($4.7 million) (all of which are reflected as Restructuring charges in “Note 12—Restructuring and Related Charges” to our audited consolidated financial statements to be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 (the “Restructuring Footnote”); and $13.2 million in fiscal 2017 primarily reflected as components of Cost of sales ($8.2 million), S&M expense ($1.6 million) and G&A expense ($3.3 million) (of which $12.3 million is reflected in the Restructuring Footnote). Differences between amounts reflected as Restructuring charges in the Restructuring Footnote in fiscal 2017 and amounts reflected in this adjustment relate primarily to impairment charges related to assets in our Italy operations that have been reflected as a component of Cost of sales ($0.9 million);

(ii)
legal settlement costs and intellectual property related fees associated with legacy matters prior to the AEA Acquisition, including fees and settlement costs related to product warranty litigation on MEMCOR products and certain discontinued products ($2.3 million in the three months ended September 30, 2018, reflected as components of Cost of sales ($1.9 million) and G&A expense ($0.4 million); $0.7 million in the three months ended September 30, 2017, primarily reflected as components of G&A expense; $4.3 million in fiscal 2018, reflected as components of Cost of sales ($3.0 million) and G&A expense ($1.3 million); and $2.5 million in fiscal 2017, reflected as components of Cost of sales ($0.4 million) and G&A expense ($2.1 million));

(iii)
expenses associated with our information technology and functional infrastructure transformation following the AEA Acquisition, including activities to optimize information technology systems and functional infrastructure processes for a standalone business ($4.8 million in the three months ended September 30, 2018, primarily reflected as components of Cost of sales ($0.9 million) and G&A expense; $2.5 million in the three months ended September 30, 2017, primarily reflected as components of Cost of sales ($1.2 million), S&M expense ($0.8 million) and G&A expense ($0.6 million); $15.0 million for fiscal 2018, primarily reflected as components of Cost of sales ($4.2 million) and G&A expense ($10.4 million); and $7.2 million in fiscal 2017, primarily reflected as components of Cost of sales ($3.3 million), S&M expense ($1.5 million), and G&A expense ($2.5 million)); and

(iv)
costs incurred by us in connection with our initial public offering and secondary offering, including consultant costs and public company compliance costs ($0.2 million in the three months ended September 30, 2018, all of which is included in G&A expense; $4.0 million in the three months ended September 30, 2017 primarily reflected in G&A expense; $5.8 million in fiscal 2018 all of which is reflected in G&A expense; and $8.3 million in fiscal 2017 primarily reflected in G&A expense).

(b)	Represents adjustments for the effect of the purchase accounting step‑up in the value of inventory to fair value recognized in cost of goods sold as a result of the acquisition of Magneto.

(c)	Represents non‑cash share‑based compensation expenses related to option awards.

(d)
Represents management fees paid to AEA pursuant to the management agreement. Pursuant to the management agreement, AEA provided advisory and consulting services to us in connection with the Acquisition, including investment banking, due diligence, financial advisory and valuation services. AEA also provided ongoing advisory and consulting services to us pursuant to the management agreement. In connection with the initial public offering, the management agreement was terminated effective November 6, 2017.

(e)
Represents expenses associated with acquisition and divestiture‑related activities and post‑acquisition integration costs and accounting, tax, consulting, legal and other fees and expenses associated with acquisition transactions ($1.6 million in the three months ended September 30, 2018 and 2017; $7.6 million and $7.3 million in fiscal 2018 and fiscal 2017, respectively).

(f)	Represents:

(i)
impact of foreign exchange gains and losses ($0.8 million loss and $5.7 million gain in three months ended September 30, 2018 and 2017, respectively; $5.9 million loss and $7.8 million gain in fiscal 2018 and fiscal 2017, respectively);

(ii)
expenses and related gain on the sale of assets related to the disposition of land at our Windsor, Australia location ($0.2 million expense in three months ended September 30, 2018; $6.8 million gain in fiscal 2018, all reflected in Other operating income (expense), net);

(iii)
foreign exchange impact related to headquarter allocations ($0.2 million loss in the three months ended September 30, 2017; $0.3 million gain and $1.2 million loss in fiscal 2018 and fiscal 2017, respectively);

(iv)
expenses related to maintaining non‑operational business locations, net of gain on sale ($0.2 million gain and $0.2 million expense in the three months ended September 30, 2018 and 2017, respectively; $1.0 million and $1.9 million expense in fiscal 2018 and fiscal 2017, respectively);

(v)
expenses incurred by the Company related to the remediation of manufacturing defects caused by a third party vendor for which the Company is seeking restitution ($2.3 million in the three months ended September 30, 2018 and $3.9 million in fiscal 2018, all reflected in Cost of sales); and

(vi)
expenses incurred by the Company associated with the disposal of inventory as part of the migration of an operational business unit to a new ERP system ($2.6 million in the three months ended September 30, 2018 and fiscal 2018).

Adjusted EBITDA on a segment basis is defined as earnings before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items that have been reflected at the segment level. The following is a reconciliation of our segment operating profit to Adjusted EBITDA:

	Three Months Ended September 30,
	2018			2017
(in millions)	Industrial	Municipal	Products	Industrial	Municipal	Products
Operating Profit	$35.5	$8.6	$7.1	$35.5	$13.1	$20.7
Depreciation and amortization	13.0	1.7	3.8	11.9	2.0	3.1
EBITDA	$48.5	$10.3	$10.9	$47.4	$15.1	$23.8
Restructuring and related business transformation costs (a)	—	0.3	0.2	—	—	—
Legal fees (c)	—	1.9	—	—	—	—
Other (gains), losses and expenses (d)	—	0.2	5.3	—	—	—
Adjusted EBITDA (e)	$48.5	$12.7	$16.4	$47.4	$15.1	$23.8

	Year Ended September 30,
	2018			2017
(in millions)	Industrial	Municipal	Products	Industrial	Municipal	Products
Operating Profit	$120.9	$34.1	$55.4	$110.0	$36.6	$65.9
Depreciation and amortization	45.2	7.0	13.1	39.4	8.2	11.5
EBITDA	166.1	41.1	68.5	149.4	44.8	77.4
Restructuring and related business transformation costs (a)	—	1.1	0.5	—	—	—
Transaction costs (b)	2.6	—	—	—	—	—
Legal fees (c)	—	1.9	—	—	—	—
Other (gains), losses and expenses (d)	—	(6.8)	6.9	—	—	—
Adjusted EBITDA (e)	$168.7	$37.3	$75.9	$149.4	$44.8	$77.4
_______________________

(a)
Represents costs and expenses in connection with restructuring initiatives distinct to our Municipal segment and Products segment, respectively, incurred in the fiscal year ended September 30, 2018. Such expenses are primarily composed of severance and relocation costs.

(b)
Represents costs associated with the full achievement in the fiscal year ended September 30, 2018 of earn-out targets established during the Noble and ADI acquisitions, distinct to our Industrial segment.

(c)	Represents warranty costs associated with the settlement of a legacy warranty claim in the year ended September 30, 2018, distinct to our Municipal segment.

(d)	Represents:

(i)
expenses and related gain on the sale of assets distinct to our Municipal segment related to the disposition of land at our Windsor, Australia location ($0.2 million expense in three months ended September 30, 2018; $6.8 million gain in fiscal 2018);

(ii)
expenses incurred by the Company distinct to our Products segment related to the remediation of manufacturing defects caused by a third party vendor for which the Company is seeking restitution ($2.3 million in the three months ended September 30, 2018 and $3.9 million in fiscal 2018);

(iii)
$2.6 million expense incurred by the Company in the three months and fiscal year ended September 30, 2018, distinct to our Products segment related to the disposal of inventory as part of the migration of an operational business unit to a new ERP system; and

(iv)
$0.4 million expense incurred by the Company in the three months and fiscal year ended September 30, 2018, distinct to our Products segment related to costs associated with a terminated business venture.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include among other things, general global economic and business conditions; our ability to execute projects in a timely manner; our ability to accurately predict the timing of contract awards; material and other cost inflation and our ability to mitigate the impact of inflation by increasing selling prices and improving our productivity efficiencies; our ability to achieve the expected benefits of our restructuring actions and restructuring of our business into two segments; our ability to compete successfully in our markets; our ability to continue to develop or acquire new products, services and solutions and adapt our business to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins; our ability to implement our growth strategy, including acquisitions and our ability to identify suitable acquisition targets; our ability to operate or integrate any acquired businesses, assets or product lines profitably or otherwise successfully implement our growth strategy; delays in enactment or repeals of environmental laws and regulations; the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials; risks associated with product defects and unanticipated or improper use of our products; the potential for us to incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees; our ability to meet our customers’ safety standards or the potential for adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property or the transmission of contaminants or diseases; litigation, regulatory or enforcement actions and reputational risk as a result of the nature of our business or our participation in large-scale projects; seasonality of sales and weather conditions; risks related to government customers, including potential challenges to our government contracts or our eligibility to serve government customers; the potential for our contracts with federal, state and local governments to be terminated or adversely modified prior to completion; risks related to foreign, federal, state and local environmental, health and safety laws and regulations and the costs associated therewith; risks associated with international sales and operations, including our operations in China; our ability to adequately protect our intellectual property from third-party infringement; our increasing dependence on the continuous and reliable operation of our information technology systems; risks related to our substantial indebtedness; our need for a significant amount of cash, which depends on many factors beyond our control; AEA’s influence over us; and other factors to be described in the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and in other periodic reports we file with the SEC. All statements other than statements of historical fact included in this press release are forward-looking statements including, but not limited to, expectations for fiscal 2019, statements regarding our two-segment restructuring actions, and expected restructuring charges and cost savings for fiscal 2019 and beyond. Additionally, any forward looking statements made in this press release speak only as of the date of this release. We undertake no obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.